 Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
3.2 MILLION OF ITS OUTSTANDING COMMON SHARES
AT A PURCHASE PRICE OF $9.00 PER SHARE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 1, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).
Marine Products Corporation, a Delaware corporation (the “Company,” “MPC,” “we,” or “us”), is offering to purchase your shares of our common stock at a price of  $9.00 per share (the “Purchase Price”) in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal,” and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock of the Company, par value $0.10 per share. We will purchase up to 3,200,000 shares in the Offer; provided, however, that we reserve the right, in our sole discretion, to increase the number of shares we purchase up to 3,500,000 shares without amending this Offer to Purchase or the Letter of Transmittal and without extending the Expiration Time. Only shares properly tendered and not properly withdrawn will be purchased. If the number of shares properly tendered is less than 3,200,000 (or up to 3,500,000 shares if we increase the size of the Offer), we will purchase all of the shares properly tendered. If the number of shares tendered is more than 3,200,000 (or more than up to 3,500,000 shares if we increase the size of the Offer), we will purchase 3,200,000 (or up to 3,500,000 shares if we increase the size of the Offer) shares in the aggregate, on a pro rata basis from all stockholders who tendered shares; provided that if any holders of only one share tender that share, we will purchase that share prior to any pro ration.
Assuming that the Offer is fully subscribed the number of shares that will be purchased under the Offer is 3,200,000 shares, representing approximately 8.3% of the issued and outstanding shares of the Company as of August 19, 2016, subject to possible increase to 3,500,000 shares, or 9.1% of the issued and outstanding shares of the Company.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Our shares are listed on The New York Stock Exchange (“NYSE”) and trade under the symbol “MPX.” The closing price of our common stock on the NYSE on Tuesday, August 16, 2016, the last full trading day before the announcement on August 17, 2016 to make the tender offer, was $8.50 per share. On August 19, 2016 the reported closing price of our shares on the NYSE was $8.94 per share. You are urged to obtain current market quotations for our shares before deciding whether to tender your shares pursuant to the Offer. See Section 8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent, D.F. King, at the telephone and address set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer Documents, you should also contact the Information Agent.
Offer to Purchase dated August 26, 2016

IMPORTANT
OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
R. Randall Rollins, Gary W. Rollins and Henry B. Tippie, and their affiliates, including the majority shareholder of the Company, RFPS Management Company III, L.P., do not intend to participate in the tender offer. Certain of our other directors and executive officers intend to participate in the Offer. We are not aware that any of our other affiliates (as such term is defined under Rule 144 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) intend to tender any shares in the Offer. See Section 11.
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
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if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•
if you hold share certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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if you are a holder of an award of vested restricted shares and the award vests and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer. Holders of unvested restricted shares may not tender such shares in the Offer.

If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.
Questions and requests for assistance may be directed to D.F. King, the information agent for the Offer (the “Information Agent”), at their telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal
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and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.
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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer to which we have referred you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the common shares?
The issuer of the shares, Marine Products Corporation, a Delaware corporation (the “Company,” “MPC,” “we,” or “us”), is offering to purchase the shares. See Section 1.
What will be the Purchase Price for the shares and what will be the form of payment?
We are offering to purchase shares of common stock at a price of  $9.00 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1.
How many of its shares is the Company offering to purchase?
We are offering to purchase, at the Purchase Price, up to 3,200,000 of our outstanding common shares validly tendered in the Offer and not validly withdrawn, which represents approximately 8.3% of the total number of shares issued and outstanding as of August 19, 2016. We reserve the right to increase the Offer to 3,500,000 shares, which represents approximately 9.1% of the total number of shares issued and outstanding as of August 19, 2016.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
How will the Company pay for the shares?
We will use our existing working capital to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. The Offer is not conditioned upon any financing. See Section 9.
How long do I have to tender my shares?
You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 11:59 p.m., New York City time, November 1, 2016, five business days after the expected date of the Company’s third quarter earnings release, unless we extend or terminate the Offer. See Sections 4, 7 and 15.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. We have the discretion to determine the length of any extension that we may provide, unless such extension is required by applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.
What will happen to our existing repurchase program?
In accordance with actions by the Company’s Board of Directors, an aggregate of 8,250,000 shares have been authorized for repurchase in connection with a stock buyback program initially announced in 2001, and subsequent increases announced in 2005 and 2008 (collectively, the “Repurchase Program”). The Repurchase Program does not have any predetermined expiration dates. The Board authorized the Offer separately from the Repurchase Program. As of August 19, 2016, we had approximately 2.9 million shares remaining available for purchase under the Repurchase Program.
Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. We currently do not intend to resume the Repurchase Program during the six month period following the completion of the Offer; however, after the completion or termination of the Offer and the required waiting period, we reserve the right to continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made from the open market or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.
What is the purpose of the Offer?
Our Board of Directors believes that the Offer provides an efficient method of returning capital to our shareholders while providing long-term shareholder value. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under the Repurchase Program, the historical trading performance of our shares, including the closing prices each month starting with December 2015, the potential market effect of large purchases or sales, the thin trading of the stock and related items thereto. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.
The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.
Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.
What are the conditions to the Offer?
We will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the

Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
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there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

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challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

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seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

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our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

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indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

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is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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there shall have occurred any of the following:

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any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

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the commencement or escalation, on or after August 26, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

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a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 25, 2016, the last trading day prior to commencement of the Offer, shall have occurred;

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any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us; or

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in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

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a tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

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any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

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we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the NYSE or make us eligible to cease filing reports under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders. See Section 7.
How will the Offer affect the number of our shares outstanding and the number of record holders?
As of August 19, 2016, we had 38,355,421 issued and outstanding shares. If the Offer is fully subscribed, we will have 35,155,421 shares outstanding immediately following the purchase of 3.2 million shares tendered in the Offer, assuming no issuances of shares prior to then. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2.
If any of our shareholders:
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who hold shares in their own name as holders of record; or

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who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.
Will the Company continue as a public company following the Offer?
We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE or the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the NYSE or make us eligible to cease making filings under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
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if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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if you are a holder of an award of vested restricted shares and the award vests and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer.

If you want to tender your shares (a) but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
You may contact the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares that you own to participate in the Offer.
May holders of restricted share awards participate in the Offer?
Holders of restricted share awards may not tender such awards in the Offer. If you are a holder of an award of restricted shares and the award vests and the underlying shares are issued to you prior to the Expiration Time, you may tender any such issued shares that you hold (net of any shares withheld or sold to cover any applicable withholding taxes) in the Offer, subject to the terms and conditions of the Offer. See Section 3.
In what order will we purchase the tendered shares?
If the terms and conditions of the Offer have been satisfied or waived and a total of less than 3,200,000 shares (or up to 3,500,000 shares if we increase the size of the Offer) are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase all shares validly tendered and not validly withdrawn.
If the terms and conditions of the Offer have been satisfied or waived and a total of more than 3,200,000 shares (or more than 3,500,000 shares if we increase the size of the Offer) are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

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First, all shares that have been validly tendered (and not validly withdrawn prior to the Expiration Time) by holders of only one share;

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Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased a total of 3,200,000 (or up to 3,500,000 shares if we increase the size of the Offer) shares; and

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Third, if necessary to permit us to purchase a total of 3,200,000 shares (or up to 3,500,000 shares if we increase the size of the Offer), all shares that have been conditionally validly tendered (and not validly withdrawn prior to the Expiration Time) and for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares) and all conditions to the Offer are satisfied or waived, you will be subject to proration unless you own only one share and have validly tendered and not withdrawn it. See Section 1.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on November 1, 2016. See Section 4.
How do I withdraw shares previously tendered?
To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile (718) 234-5001, notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved the Offer unanimously. However, our Board of Directors has not made, nor has the Company, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker and legal counsel. See Section 2.
Do the directors or executive officers or affiliates of the Company intend to tender their shares in the Offer?
R. Randall Rollins, Gary W. Rollins and Henry B. Tippie, and their affiliates, including the majority shareholder of the Company, RFPS Management Company III, L.P., do not intend to participate in the tender offer. Certain of our other directors and executive officers intend to participate in the Offer.

Specifically, certain of our directors and executive officers have advised us that they intend to tender shares in the Offer as follows: Richard A. Hubbell — 100,000 shares; Ben M. Palmer — 75,000 shares. We are not aware that any of our other affiliates intend to tender any shares in the Offer. See Section 11. R. Randall Rollins, Gary W. Rollins, and their affiliates, including the majority shareholder of the Company, RFPS Management Company III, L.P., will beneficially own 70.7% of the issued and outstanding shares of the Company, assuming that the Offer is fully subscribed for the 3,200,000 shares, or 71.3% of the issued and outstanding shares of the Company if the Offer is increased to 3,500,000 shares and fully subscribed.
What will happen if I do not tender my shares?
Shareholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative percentage ownership interest in the Company will automatically increase. See Section 2.
When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?
We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.
What is the recent market price for our common shares?
On August 19, 2016, the reported closing price of our common shares on the NYSE was $8.94 per share. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares pursuant to the Offer. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.
I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my shares?
Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. See Section 14.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.
I am a foreign shareholder. What are the U.S. federal income tax consequences if I tender my shares?
Your receipt of cash for tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. You generally will not be subject to U.S. federal income taxation on the receipt of such cash unless any distributions treated as dividends or gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain or maintained in the United States) or, in the case of gain, you are an individual who is characterized under

U.S. federal income tax laws as being present in the United States for 183 days or more (tested over a three-year period) in the taxable year of sale or other disposition, and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). See Section 14.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.
Will I have to pay a stock transfer tax if I tender my shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact D.F. King, the Information Agent, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein may contain forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward-looking statements by the use of words like “may,” “may not,” “believes,” “do not believe,” “plans,” “estimates,” “intends,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “should,” “likely” and other similar expressions that convey the uncertainty of future events or outcomes.
When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this Offer to Purchase and the documents we incorporate by reference herein.
Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other known or unknown risks and factors may affect the accuracy of our forward-looking information. Our forward-looking statements speak only as of the date of this Offer to Purchase or as of the date they are made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update our forward-looking statements.

INTRODUCTION
To the Shareholders of Marine Products Corporation:
Marine Products Corporation (the “Company,” “MPC,” or “We”) invites its shareholders to tender their common shares, $0.10 par value per share (“common shares” or “shares”), of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 3,200,000 of our outstanding common shares at a purchase price of  $9.00 per share.
The Offer will expire on November 1, 2016, at 11:59 p.m., New York City time, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).
Only shares validly tendered, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER UNANIMOUSLY. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL COUNSEL AND/OR BROKER.
The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.
Also, any tendering shareholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.
We will pay all reasonable fees and expenses incurred in connection with the Offer by D.F. King, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 16.
Our common shares are listed on The New York Stock Exchange (“NYSE”) and trade under the symbol “MPX.” On August 19 2016, the reported closing price of our common shares was $8.94 per share. See Section 8.

THE OFFER
1.   Number of Shares; Purchase Price; Proration
General.   Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, we will publicly announce the results of the Offer, and all shareholders who have validly tendered and not validly withdrawn their shares will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including proration and conditional tender described below.
In addition, if shares in excess of a total of 3,200,000 shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to 3,500,000 shares without extending the Expiration Time.
Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such shareholders. See Section 8.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if an aggregate of not more than 3,200,000 shares (or up to 3,500,000 shares if we increase the size of the Offer) are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if an aggregate of more than 3,200,000 shares (up to 3,500,000 shares if we increase the size of the Offer) are validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares in the following order of priority:
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First, from all holders of only one share who validly tender that share, and do not validly withdraw it prior to the Expiration Time;

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Second, from all other shareholders who validly tender shares, and do not validly withdraw them prior to the Expiration Time (except for shareholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased a total of 3,200,000 shares (3,500,000 shares if we increase the size of the Offer); and

•
Third, only if necessary to permit us to purchase a total of 3,200,000 shares (3,500,000 shares if we increase the size of the Offer), from holders who validly tender shares (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Section 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
Proration.   The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares (other than holders of one share) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from holders of one share) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than holders of one share). This ratio will be applied to shareholders (other than holders of one share) validly tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the procedure with respect to holders of one share described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.   Purpose of the Offer; Certain Effects of the Offer
Purpose of the Offer.   Our Board of Directors believes that the Offer provides an efficient method of returning capital to our shareholders while providing long-term shareholder value. Our Board of Directors has approved our existing share repurchase program (the “Repurchase Program”). The Offer is separate from, and not a part of, the Repurchase Program. As of August 19, 2016, we have approximately 2.9 million shares available remaining under the Repurchase Program. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under the Repurchase Program, the historical trading performance of our shares, including the closing prices each month starting with December 2015, the potential market effect of large purchases or sales, the thin trading of the stock and related items thereto. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.
Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.
Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. However, shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary. Furthermore, any holders of less than 100 shares who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions, but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.
In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning the Company’s common shares.

Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. We currently do not intend to resume the Repurchase Program during the six month period following the completion of the Offer; however, we reserve the right, after the completion or termination of the Offer and any required waiting period, to continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made from the open market or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.
ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.
Certain Effects of the Offer.   Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. R. Randall Rollins, Gary W. Rollins, and their affiliates, including the majority shareholder of the Company, RFPS Management Company III, L.P., will beneficially own 70.7% of the issued and outstanding shares of the Company, assuming that the Offer is fully subscribed for the 3,200,000 shares, or 71.3% of the issued and outstanding shares of the Company if the Offer is increased to 3,500,000 shares and fully subscribed. Shareholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.
The Offer is likely to reduce our “public float” (the number of our common shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.
Certain of our directors and executive officers have advised us that they intend to tender shares in the Offer as follows: Richard A. Hubbell — 100,000 shares and Ben M. Palmer — 75,000 shares. We are not aware that any of our other affiliates intend to tender any shares in the Offer. The equity ownership of our directors and executive officers who do not participate in the Offer will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. See Section 11.
Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on the NYSE. Our common shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the NYSE or to make us eligible to cease making filings under the Exchange Act. See Sections 7 and 12.
Shares acquired pursuant to the Offer will be retired.
Other Plans or Proposals.   Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

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any purchase, sale or transfer of a material amount of assets of the Company;

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any material change in the present dividend policy, or indebtedness or capitalization of the Company;

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any material change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

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any other material change in the Company’s corporate structure or business;

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any class of equity securities of the Company ceasing to be authorized for listing on the NYSE;

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the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

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any changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3.    Procedures for Tendering Shares
Valid Tender of Shares.   For shares to be tendered validly in the Offer:
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the certificates for our common shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•
the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Holders of only one share must tender that share and also complete the section entitled “Holders of Only One Share” in the Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to holders of only one share.
Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.
Signature Guarantees and Method of Delivery.   If a certificate for our common shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:
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the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

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shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for our common shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.
Book-Entry Delivery.   The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.
Guaranteed Delivery.   If a shareholder wishes to tender shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:
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the tender is made by or through an Eligible Institution;

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the Depositary receives by mail, overnight courier or facsimile transmission (718) 234-5001, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.
Restricted Share Awards.   Holders of restricted share awards under our equity incentive plans may not tender the awards in the Offer; however, if the award vests and the underlying shares are issued to the holders prior to the Expiration Time, such holders may tender any such issued shares that they hold (net of any shares withheld or sold to cover any applicable withholding taxes). See “Valid Tender of Shares” above.
Return of Unpurchased Shares.   If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.
U.S. Federal Income Tax Backup Withholding.   Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 9 of the related Letter of Transmittal.
TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH SHAREHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE SHAREHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-UNITED STATES HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.
For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not it waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Lost or Destroyed Certificates.   If any certificate representing our common shares has been lost or destroyed, the shareholder should promptly notify the Depositary at (800) 937-5449. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Information Agent or DTC. Any certificates delivered to the Company, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.
4.   Withdrawal Rights
Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on November 1, 2016. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written or facsimile (718) 234-5001, notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. None of the Company, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.
Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.
If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.   Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for a total of 3,200,000 shares that are validly tendered and not validly withdrawn prior to the Expiration Time (up to 3,500,000 shares if we increase the size of the Offer). For purposes of the Offer, we will be deemed to have accepted for payment, subject to the priority for holders of only one share, proration and conditional tender provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of  (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.
6.   Conditional Tender of Shares
Under certain circumstances described in Section 1 and subject to the exception for holders of one share, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn exceeds a total of 3,200,000 shares (3,500,000 shares if the size of the Offer is increased), so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of one share, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.
After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below a total of 3,200,000 shares, then, to the extent feasible, we may select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we may select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.
7.   Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•
is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
there shall have occurred any of the following:

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after August 25, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 25, 2016, the last trading day prior to commencement of the Offer, shall have occurred;

•
any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us; or

•
in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•
we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the NYSE or make us eligible to cease filing reports under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders.

8.   Price Range of Shares; Dividends
Our common shares are traded on the NYSE under the symbol “MPX.” The following table sets forth the high and low sales prices for our common shares for the periods indicated, and dividends paid for each quarter.
	High	Low	Dividends
Year Ended December 31, 2014
First Quarter	$10.29	$7.17	$0.03
Second Quarter	$8.30	$6.67	$0.03
Third Quarter	$9.12	$7.55	$0.03
Fourth Quarter	$8.50	$5.87	$0.07
Year Ended December 31, 2015
First Quarter	$8.99	$7.03	$0.04
Second Quarter	$8.90	$5.95	$0.04
Third Quarter	$7.55	$5.73	$0.04
Fourth Quarter	$7.25	$5.50	$0.08
Year Ending December 31, 2016
First Quarter	$8.40	$4.92	$0.06
Second Quarter	$9.05	$7.29	$0.06
Third Quarter (through August 19, 2016)	$9.38	$8.09	$0.06
On August 19, 2016, the reported closing price of our common shares on the NYSE was $8.94 per share.
In December 2014, in addition to the quarterly dividend of  $0.03 per share, the board of directors approved a special year-end dividend of  $0.04 per share. In December 2015, in addition to the quarterly dividend of  $0.04 per share, the board of directors approved a special year-end dividend of  $0.04 per share. The Company expects to continue to pay cash dividends to the common stockholders, subject to the earnings and financial condition of the Company and other relevant factors.
9.   Source and Amount of Funds
We will use our existing working capital to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. Assuming that the Offer is fully subscribed for 3,200,000 shares, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $29.1 million ($31.8 million if the Offer is increased to 3,500,000 shares). The Offer is not conditioned upon financing, although the Offer is subject to certain conditions. See Section 7.
10.   Certain Information Concerning the Company
Marine Products, through our wholly owned subsidiaries Chaparral and Robalo, is a leading manufacturer of recreational fiberglass powerboats. Our sales and profits are generated by selling the products that we manufacture to a network of independent dealers who in turn sell the products to retail consumers. These dealers are located throughout the continental United States and in several international markets. Dealers either remit payment upon receipt of the product or finance their inventory through third-party floor plan lenders, who pay Marine Products generally within ten days of delivery of the products to the dealers.
Our registered agent’s office in Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The address of our U.S. executive office is 2801 Buford Highway NE, Suite 520, Atlanta, Georgia 30329. Our telephone number at our U.S. executive office is (404) 321-7910. Our Internet address is http://www.marineproductscorp.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information.   We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including restricted share awards, and other awards under the Company’s equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.
These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company’s website located at http://www.marineproductscorp.com to access the Schedule TO and related documents.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•
our Current Reports on Form 8-K as filed with the SEC on January 6, January 7, January 27, March 22, April 4, April 12, April 27, April 28, May 4, May 23, July 6, July 12, July 27, and August 17, 2016.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.
You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Marine Products Corporation
2801 Buford Highway NE, Suite 520
Atlanta, Georgia, USA 30329
Attn: Investor Relations
(404) 321 -7910
Copies of these filings are also available, without charge, on our website at http://www.marineproductscorp.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
Shares Outstanding.   As of August 19, 2016 we had 38,355,421 issued and outstanding shares. Assuming that the Offer is fully subscribed, the number of shares that will be purchased under the Offer is

3,200,000 shares, which represents approximately 8.3% of the total number of shares issued and outstanding as of August 19, 2016. If the size of the Offer is increased to 3,500,000 shares, the total number of shares purchased will represent approximately 9.1% of the issued and outstanding shares.
Interests of Directors and Executive Officers.   As of August 19, 2016, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 27,285,523 shares, representing approximately 71.1% of the total number of outstanding shares. Certain of our directors and executive officers have advised us that they intend to tender shares in the Offer as follows: Richard A. Hubbell — 100,000 shares and Ben M. Palmer — 75,000 shares. We are not aware of any of our other affiliates that intend to tender any shares in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.
The following table sets forth information with respect to the beneficial ownership of our common shares, as of August 19, 2016, by each of our directors and executive officers; all current directors, director nominees and named executive officers as a group; and each person known to us to own beneficially more than 5% of our common shares.
The calculations in the shareholder table below are based on 38,355,421 common shares outstanding as of August 19, 2016. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned.
Name of Beneficial Owner	Amount Beneficially Owned(1)	Percent of Outstanding Shares
R. Randall Rollins Chairman of the Board
	23,972,619(2)	62.5
Gary W. Rollins Vice Chairman and Chief Executive Officer, Rollins, Inc.	23,779,208(3)	62.0
Gamco Investors, Inc. One Corporate Center, Rye, NY	2,278,717(4)	5.9
Richard A. Hubbell President and Chief Executive Officer	1,206,059(5)	3.1
Ben M. Palmer Vice President, Chief Financial Officer and Treasurer	425,130(6)	1.1
Linda H. Graham Vice President and Secretary	371,681(7)	**
Bill J. Dismuke Director	1,500	**
Larry L. Prince Director	5,000	**
Henry B. Tippie Director	337,905(8)	**
James B. Williams Director	54,000	**
All Directors and Executive Officers as a group (9 persons)	27,285,523(9)	71.1

**
Less than one percent

(1)
Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)
Includes 104,004 shares of Company Common Stock held indirectly on account of his role as a corporate fiduciary. Also includes 109,296 shares of Company Common Stock in two trusts of which he is co-trustee and as to which he shares voting and investment power. Also includes 22,654,279 shares of Company Common Stock held by RFPS Management Company III, L.P. of which RFA Management Company, LLC (“RFAM”), a Georgia limited liability company, is the general partner. The voting interests of RFAM are held by two revocable trusts, one of which each of Mr. Gary W. Rollins or Mr. R. Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of RFAM. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Included herein are 132,000 shares of unvested restricted stock awards for Company Common Stock. This also includes 31,497 shares of Company Common Stock held by his wife, as to which Mr. Rollins disclaims any beneficial interest. Mr. Rollins is part of a control group holding shares of the Company that includes Mr. Gary W. Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.
(3)
Includes 104,004 shares of Company Common Stock held indirectly on account of his role as a corporate fiduciary. Includes 109,296 shares of Company Common Stock in two trusts of which he is co-trustee and as to which he shares voting and investment power. Also includes 22,654,279 shares of Company Common Stock held by RFPS Management Company III, L.P of which RFAM is the general partner. The voting interests of RFAM are held by two revocable trusts, one of which each of Mr. Gary W. Rollins or Mr. R. Randall Rollins is the grantor and sole trustee. LOR, Inc. is the manager of RFAM. Mr. R. Randall Rollins and Mr. Gary W. Rollins have voting control of LOR, Inc. Mr. Rollins is part of a control group holding shares of the Company that includes Mr. R. Randall Rollins, as disclosed on a Schedule 13D on file with the U.S. Securities and Exchange Commission.

(4)
Based on a Form 13F filed on August 4, 2016.

(5)
Includes 132,000 shares of unvested restricted stock awards for Company Common Stock.

(6)
Includes 109,500 shares of unvested restricted stock awards for Company Common Stock.

(7)
Includes 63,000 shares of unvested restricted stock awards for Company Common Stock.

(8)
Includes shares held by a wholly owned corporation that owns 405 shares.

(9)
Shares held in trusts as to which more than one officer and/or director are Co-Trustees or entities in which there is common ownership have been included only once. Includes 436,500 shares of unvested restricted stock grants for Company Common Stock awarded and issued to four executive officers pursuant to the Company’s Stock Incentive Plans.

None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.
Recent Securities Transactions.   Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common shares during the 60 days before the date of this offer, except as otherwise set forth in this offer to purchase and except for purchases made by us under the Repurchase Program described below of 5,064 shares on June 27, 2016 at an average purchase price per share of  $7.9508.
Share Repurchase Program.   In accordance with actions by the Company’s Board of Directors, an aggregate of 8,250,000 shares have been authorized for repurchase in connection with a stock buyback program initially announced in 2001, and subsequent increases announced in 2005 and 2008 (collectively, the “Repurchase Program”). The Repurchase Program does not have any predetermined expiration dates. The Board authorized the Offer separately from the Repurchase Program. As of August 19, 2016, we have approximately 2.9 million shares remaining available for purchase under the Repurchase Program.
Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. As a result, any purchasing under the Repurchase Program is suspended and will not be reinstated until at least 10 business days after the Expiration Time. We currently do not intend to resume the Repurchase Program during the six month period following the completion of the Offer; however, we reserve the right, after the completion or termination of the Offer and any required waiting period, to continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made from the open market or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.
Equity-Based Compensation.
Our 2014 Stock Incentive Plan (as amended, the “2014 Plan”) provides for grant of various equity-based awards, including incentive and nonqualified share options, share appreciation rights, and restricted shares to employees, non-employee directors and consultants and other advisors. No non-employee directors have received equity-based awards under the 2014 Plan.
An aggregate of 3,000,000 shares have been reserved for issuance over the term of the 2014 Plan, and as of August 19, 2016, approximately 2,250,300 shares were available for future grants.
General.   Except for (i) restricted share awards and other stock-based awards under the 2014 Plan, (ii) the existing Repurchase Program, and (iii) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.
12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of our common shares pursuant to the Offer will reduce the number of our common shares that might otherwise be traded publicly and is likely to reduce the number of shareholders.
We believe that there will be a sufficient number of our common shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the NYSE. See Sections 2 and 7.
We are required to furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our becoming eligible to cease complying with such requirements. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause us to become eligible to cease making filings under the Exchange Act. See Sections 2 and 7.
13.   Legal Matters; Regulatory Approvals
Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.
Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.
14.   Material U.S. Federal Income Tax Consequences
The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships, “S” corporations, or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee share options, the vesting of restricted share awards, or otherwise as compensation. In addition, the discussion assumes that the provisions of Section 5881 of the Code are not applicable to any payments made pursuant to the Offer.
This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if  (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.
EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.
Consequences to Shareholders Who Do Not Participate in the Offer.   Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.

Consequences to United States Holders Who Participate in the Offer.   An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.
If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the United States Holder under the Offer.
In general, amounts treated as gain or loss from a “sale or exchange” of shares will be United States source gain or loss for United States foreign tax credit purposes. Consequently, a United States Holder may not be able to credit any Caymanian tax imposed on the sale of our shares unless such credit can be applied (subject to applicable limitations) against tax due on other foreign source income.
A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange:
•
results in a “complete termination” of the shareholder’s stock interest in us under Section 302(b)(3) of the Code;

•
is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•
is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the shareholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares of stock the shareholder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.
One of three tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that shareholder for U.S. federal income tax purposes. Due to the factual nature of these tests, shareholders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
First, a distribution to a shareholder will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares of stock in us are redeemed and all of the remainder of its shares of stock in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares of stock in us. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.
Second, a distribution to a shareholder will generally result in a “substantially disproportionate” redemption if the percentage of the outstanding shares of stock in us actually and constructively owned by the shareholder immediately following the exchange of shares for cash pursuant to the Offer is less than 80% of the percentage of the outstanding shares of stock in us actually and constructively owned by the shareholder immediately before the exchange (treating as outstanding all shares purchased in the Offer from the particular shareholder and all other shareholders).
Third, a distribution to a shareholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that a reduction of less than 20% in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Shareholders should consult their tax advisors as to the application of this test to their particular circumstances.
Each shareholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender. See Section 6. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.
If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such shareholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% with respect to any such dividend income (an additional 3.8% tax on “net investment income” may also apply, see below); provided that (1) the shares are readily tradable on an established securities market in the United States or we are eligible for benefits under a comprehensive United States income tax treaty which the IRS has approved for these purposes, (2) we are not a “Passive Foreign Investment Company” (“PFIC”) in the taxable year in which such dividends are paid or in the preceding taxable year, (3) such United States Holder satisfies a holding period requirement and (4) such United States Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related property. We believe that the shares are readily tradable on an established securities market in the United States and, as discussed below, that we have not been and are not now a PFIC. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed shareholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed shareholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.
Amounts treated as a dividend will be treated as foreign source income for U.S. federal income tax purposes. Subject to various limitations, a United States Holder may elect to claim a foreign tax credit against its United States federal income tax liability for Caymanian income tax paid with respect to any such dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any amount treated as a dividend will generally be categorized as “passive category income” for United States foreign tax credit purposes. United States Holders who do not elect to claim the foreign tax credit may instead claim a deduction for Caymanian income tax paid, but only for a year in which the United States Holder elects to do so with respect to all foreign income taxes. A deduction does not reduce the United States tax on a dollar-for-dollar basis like a tax credit. The deduction, however, is not subject to the same limitations applicable to foreign tax credits. The rules relating to the foreign tax credit determination are complex. Accordingly, United States Holders should consult their own tax advisors to determine whether and to what extent you may be entitled to the credit.
Passive Foreign Investment Company Status.   The Company believes that it has not been and is not currently a PFIC for U.S. federal income tax purposes. Generally, a PFIC is a non-U.S. corporation that, in any tax year, receives passive income in an amount equal to 75% or more of its gross income or holds assets for the production of passive income representing 50% or more of the average quarterly value of its assets determined, broadly speaking, on a consolidated basis with its subsidiaries. A company’s status as a PFIC must be determined every year based on the income, assets and operations of the company for that year. Because this is a factual determination that must be determined annually, no assurance can be provided that the Company will not be a PFIC in the current or any future year.
If the Company is treated as a PFIC in any year in which a United States Holder has held our shares, certain adverse consequences could apply to payments made with respect to the Offer, including (1) that gain on the disposition of shares could be treated as ordinary income and subject to additional tax in the nature of interest, (2) amounts treated as distributions on the shares may fail to qualify for the preferential rates of taxation and (3) additional reporting requirements may apply to United States Holders. United States Holders should consult with their tax advisors as to the effect of these rules on their tender of shares pursuant to the Offer.
Consequences to Non-United States Holders.   Subject to the discussion below under “United States Federal Income Tax Backup Withholding,” proceeds received in the Offer (including amounts treated as dividends received in the Offer) by a Non-United States Holder generally will not be subject to U.S. federal income tax, unless the amount is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such Holder maintains in the United States).
In the case of proceeds that are effectively connected with a Non-United States Holder’s trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such Holder maintains in the United States), a Non-United States Holder will generally be subject to United States federal income tax on such amounts in the same manner as a United States holder (without regard to the Additional Tax on Net Investment Income described below). In addition, a corporate Non-United States Holder may be subject to a branch profits tax at a 30% rate, or lower applicable treaty rate.
Additional tax on net investment income.   An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.
United States Federal Income Tax Backup Withholding.   Payments made in connection with the Offer may be subject to information reporting and IRS possible backup withholding (at a 28% rate). Backup withholding will generally apply to payments of gross proceeds to a United States Holder unless the stockholder provides its correct taxpayer identification number, certifies that is not subject to backup withholding and otherwise complies with the backup withholding rules. Each United States Holder tendering its shares pursuant to the Offer should complete and sign the IRS Form W-9 included with the Letter of Transmittal in order to provide the information necessary and certifications necessary to avoid backup withholding.

Backup withholding and information reporting generally will not apply to payments of gross proceeds in the Offer to a Non-United States Holder if the Non-United States Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s non-United States status and otherwise complies with the backup withholding rules. The applicable form can be obtained from the IRS website (http://www.irs.gov). Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the stockholder to the IRS. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.
THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.
15.   Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to shareholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:
•
we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer, or if we increase or decrease the price range to be paid for the shares and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares; and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of 10 business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday, and other than the date that such increase or decrease is first published, sent or given to shareholders, consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
16.   Fees and Expenses
We have retained D.F. King to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary fees for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.
17.   Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of the shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.
Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. We currently do not intend to resume the Repurchase Program during the six month period following the completion of the Offer; however, we reserve the right, after the completion or termination of the Offer and any required waiting period, to continue to purchase additional shares under the Repurchase Program. The repurchases under the Repurchase Program may be made from the open market or through privately negotiated transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of MPC or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Marine Products Corporation
August 26, 2016
The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions and requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
USA
Telephone: (800) 290-6426 (Toll-Free)
e-mail: infoagent@dfking.com